Exhibit 16.1

[KPMG LLP Letterhead]

March 3, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pinnacle Financial Partners, Inc. and under the date of February 29, 2016, we reported on the consolidated financial statements of Pinnacle Financial Partners, Inc. as of and for the years ended December 31, 2015 and 2014.  On February 29, 2016, we were dismissed.  We have read Pinnacle Financial Partners, Inc.'s statements included under Item 4.01 of its Form 8-K dated March 3, 2016 and we agree with such statements, except that we are not in a position to agree or disagree with (1) Pinnacle Financial Partners, Inc.'s statements in the first paragraph of Item 4.01 (a) that the Audit Committee of the Board of Directors had completed a review of the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016, and (2) Pinnacle Financial Partners, Inc's statements in Item 4.01 (b).

Very truly yours,

/s/ KPMG LLP
KPMG LLP